Thrivent Series Fund, Inc.

901 Marquette Avenue, Suite 2500

Minneapolis, Minnesota 55402-3211

April 29, 2022

Thrivent Series Fund, Inc.

901 Marquette Avenue, Suite 2500

Minneapolis, Minnesota 55402-3211

Ladies and Gentlemen:

As counsel to Thrivent Series Fund, Inc., a corporation organized under the laws of the State of Minnesota (the “Fund”), I have been asked to render an opinion in connection with Post-Effective Amendment No. 68 under the Securities Act of 1933 to the Registration Statement on Form N-1A (Securities Act File No. 33-3677) to be filed by the Fund with the Securities and Exchange Commission (the “Registration Statement”).

I wish to advise you that I have examined such documents and questions of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing, I am of the opinion that:

1.	The Fund has been duly organized and validly exists pursuant to the laws of the State of Minnesota; and

2.

The shares of capital stock of the Fund, which are described in the Registration Statement, will, when sold in accordance with the terms of the Prospectus and Statement of Additional Information in effect at the time of the sale, be legally issued, fully paid and non-assessable by the Fund.

I consent to this opinion being filed as an exhibit to the Registration Statement.

Sincerely,

/s/ John D. Jackson
John D. Jackson
Secretary and Chief Legal Officer